Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in Registration Statement No. 333-148090 on Form S-8 of our reports dated September 15, 2008, relating to the consolidated financial statements of Kensey Nash Corporation and Subsidiaries, and management’s report on the effectiveness of internal control over financial reporting appearing in this Annual Report on Form 10-K of Kensey Nash Corporation and Subsidiaries for the year ended June 30, 2008.

/s/ DELOITTE & TOUCHE LLP

Philadelphia, Pennsylvania

September 15, 2008